Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated October 16, 2009
Relating to Preliminary Prospectus dated October 16, 2009
Registration No. 333-162067

WALTER INVESTMENT MANAGEMENT CORP.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated October 16, 2009 (the “Revised Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-162067) of Walter Investment Management Corp. (the “Company”), as filed with the Securities and Exchange Commission on October 16, 2009 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 15 of the Revised Preliminary Prospectus.

To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):

http://www.sec.gov/Archives/edgar/data/1040719/000095012309050765/b77267a2sv11za.htm

The Company is hereby correcting certain prior disclosure to note that its charter does not authorize its board of directors to amend its charter to increase or decrease the aggregate number of the Company’s shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue without stockholder approval. See “Risk Factors — Risks Related to Our Organization and Structure — Our authorized but unissued shares of common and preferred stock may prevent a change in our control” in the Revised Preliminary Prospectus.

The Company is further correcting certain prior disclosure to note that its charter provides that the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter will be required to approve amendments to certain provisions of its charter relating to (i) the terms of its common stock, (ii) the power of its board of directors to increase or decrease the number of directors, the filling of vacancies on its board of directors, the election of directors by preferred stockholders, the removal of directors and the classification of its board, (iii) the indemnification and exculpation of its directors and officers, (iv) advance notice of stockholder proposals, and (v) the vote required to approve charter amendments and extraordinary transactions. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Changes to the Charter; Approval of Extraordinary Actions” in the Revised Preliminary Prospectus.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001040719.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING CREDIT SUISSE (USA) SECURITIES LLC, ONE MADISON AVENUE, 1B, NEW YORK, NY 10010-3629, (800) 221-1037, OR BY CONTACTING SUNTRUST ROBINSON HUMPHREY INC., 3333 PEACHTREE ROAD NE, ATLANTA, GA 30326, ATTN: PROSPECTUS DEPARTMENT, (404) 926-5744, EMAIL: PROSPECTUS@RHCO.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.